Exhibit 10.8(a)

HOSPIRA 2004 LONG-TERM STOCK INCENTIVE PLAN

ISO TERMS

CONVERSION STOCK OPTION AWARD

The Participant has been granted an Option by Hospira, Inc. (the “Company”) under the terms of the Hospira 2004 Long-Term Stock Incentive Plan (the “Plan”).  The Option shall be subject to the terms and conditions of the Plan and the following Option Terms (sometimes referred to as the “Option Terms”):

1.                                       Grant of Award.  Pursuant to the distribution of the shares of the Company to the shareholders of Abbott Laboratories (the “Distribution”), the Participant is hereby granted this Conversion Stock Option in replacement of the of an option the Participant held to purchase common shares of Abbott Laboratories (the “Abbott Option”), on substantially similar terms as the Abbott Option.  This Option replaces in its entirely, the Abbott Option and the Abbott Option shall be null and void as of the effective date of the Distribution.

2.                                       Terms of Award.  The following words and phrases used in  the Option Terms shall have the meanings set forth in this paragraph 2:

(a)                                  The “Participant” is                               .

(b)                                 The “Grant Date” is                               .

(c)                                  The “Abbott Option Grant Date” is                               .

(d)                                 The number of “Covered Shares” shall be                               shares of Stock.

(e)                                  The “Exercise Price” is $                 per share.

Except where the context clearly implies to the contrary, any capitalized term in this award shall have the meaning ascribed to that term under the Plan.  Other words and phrases used in the Option Terms are defined pursuant to paragraph 10 or elsewhere in the Option Terms.

3.                                       Incentive Stock Option.  The Option is intended to constitute an “incentive stock option” as that term is used in Code section 422 and to the extent permitted by such section.  To the extent that the aggregate fair market value (determined at the time of grant) of Shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.  It should be understood that there is no assurance that the Option will, in fact, be treated as an incentive stock option.

4.                                       Date of Exercise.  Subject to the limitations of the Option Terms, on the first anniversary of the Abbott Option Grant Date one-third of the Covered Shares (rounded up) may be purchased; on the second anniversary of the Abbott Option Grant Date two-thirds of the Covered Shares (rounded up) may be purchased; on the third anniversary of the Abbott Option Grant Date the Option may be exercised in full, provided the Expiration Date has not occurred prior to such vesting dates.

(a)                                  Notwithstanding the foregoing provisions of this paragraph 4, the Option shall become fully vested and exercisable upon a Change in Control that occurs on or before the Date of Termination.

(b)                                 The Option may be exercised (prior to or following the Date of Termination) only as to that portion of the Covered Shares for which it is vested, as of the date of exercise.

(c)                                  The Covered Shares shall continue to vest pursuant to this Section 4 until the Expiration Date, as defined in Section 5.

5.                                       Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:

(a)                                  the ten-year anniversary of the Abbott Option Grant Date;

(b)                                 if the termination of employment occurs for reasons other than death, Disability, Retirement, or for Cause, the three-month anniversary of the Date of Termination; provided, however, that if the Participant dies during such three month period following the Date of Termination, then the three-month anniversary of the date of death;

(c)                                  if the Participant’s employment is terminated for Cause, the Date of Termination; or

(d)                                 the date on which the Participant, at any time prior to the one-year anniversary of the Date of Termination, engages, directly or indirectly, for the benefit of the Participant or others, in any activity, employment or business which, in the sole opinion and discretion of the Committee, is competitive with the Company or any of its Subsidiaries.

6.                                       Method of Option Exercise.  Subject to the Option Terms and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment may be by cash or by check payable to the Company, or except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock (by actual delivery or by attestation) owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the

Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.  Except as otherwise provided by the Committee, prior to exercise, payments made with shares of Stock in accordance with clause (i) above shall be limited to shares held by the Participant for not less than six months prior to the payment date.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.

7.                                       Withholding.  The exercise of the Option is subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock (by actual delivery or by attestation) which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

8.                                       Replacement Options.  In the event that all or a portion of the Exercise Price, or taxes incurred in connection with the exercise of the Option, are paid with the delivery (or in the case of payment of taxes, the withholding of shares) of other shares of Stock, the Participant shall be granted a non-qualified stock option (the “Replacement Option”) to purchase a number of shares of Stock equal to the number of shares of stock surrendered (by actual delivery or by attestation) to satisfy the Exercise Price plus the number of shares surrendered (by actual delivery or attestation) or withheld to satisfy the Participant’s tax liability; provided, that, as of the time of exercise, the Fair Market Value of a share of Stock is at least 125% of the Exercise Price.  The Replacement Option shall have an Exercise Price equal to 100% of the of the Fair Market Value of Stock on the date such Replacement Options are granted, shall be first exercisable six months from the date of grant of the Replacement Option and shall have an expiration date of the original Option.

9.                                       Transferability.  The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

10.                                 Definitions.  For purposes of the Option Terms, words and phrases shall be defined as follows:

(a)                                  Cause.  The term “Cause” shall mean, in the sole opinion and discretion of the Committee, the Participant has (i) engaged in a material breach of the Company’s code of business conduct, (ii) committed an act of fraud, embezzlement or theft in connection with the Participant’s duties or in the course of employment, or (iii) wrongfully disclosed secret processes or confidential information of the Company or its subsidiaries.

(b)                                 Date of Termination.  The term “Date of Termination” means the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.  If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(c)                                  Disability.  The term “Disability” shall mean the Participant’s disability as defined in the Hospira Extended Disability Plan, whether or not such Participant is a participant in such disability plan, for a period of twelve (12) consecutive months.

(d)                                 Retirement.  “Retirement” of the Participant means, the occurrence of the Participant’s Date of Termination on or after the date (i) the Participant reaches the age of 50 and has 10 years of combined service with the Company or its Subsidiaries (as determined by the Committee), or (ii) the Participant retires pursuant to the provisions of any defined benefit retirement plan sponsored by the Company or its Subsidiaries that is then applicable to the Participant, all of the foregoing as approved by the Committee.

11.                                 Heirs and Successors.  The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under the Option Terms have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of the Option Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the

Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under the Option Terms or before the complete distribution of benefits to the Designated Beneficiary under the Option Terms, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

12.                                 Administration.  The authority to manage and control the operation and administration of the Option Terms shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Plan. Any interpretation of the Option Terms by the Committee and any decision made by it with respect to the Option Terms is final and binding on all persons.

13.                                 Plan Governs. Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Option Terms is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

14.                                 Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

15.                                 Notices.  Any written notices provided for in the Option Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

16.                                 Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to paragraph 3.4 of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

17.                                 No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

18.                                 Amendment.  The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Hospira, Inc.

By:
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